Exhibit 99.5

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As used herein, the terms Equifax, the Company, we, our and us refer to Equifax Inc., a Georgia corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Equifax Inc.

All references to earnings per share data in Management’s Discussion and Analysis, or MD&A, are to diluted earnings per share, or EPS, unless otherwise noted. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common shares outstanding.

BUSINESS OVERVIEW

We are a leading global provider of information solutions, employment, income and social security number verifications and human resources business process outsourcing services. We leverage some of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights which enable our business customers to grow faster, more efficiently, more profitably and to inform and empower consumers.

Businesses rely on us for consumer and business credit intelligence, credit portfolio management, fraud detection, decisioning technology, marketing tools, and human resources and payroll services. We also offer a portfolio of products that enable individual consumers to manage their financial affairs and protect their identity. Our revenue stream is diversified among individual consumers and among businesses across a wide range of industries and international geographies.

Segment and Geographic Information

Segments.   The U.S. Consumer Information Solutions, or USCIS, segment, the largest of our five segments, consists of three product and service lines: Online Consumer Information Solutions, or OCIS; Mortgage Solutions; and Consumer Financial Marketing Services. OCIS and Mortgage Solutions revenue is principally transaction-based and is derived from our sales of products such as consumer credit reporting and scoring, mortgage settlement services, identity verification, fraud detection and modeling services. USCIS also markets certain of our decisioning products which facilitate and automate a variety of consumer credit-oriented decisions. Consumer Financial Marketing Services revenue is principally project- and subscription-based and is derived from our sales of batch credit, consumer wealth or demographic information such as those that assist clients in acquiring new customers, cross-selling to existing customers and managing portfolio risk.

The International segment consists of Canada Consumer, Europe and Latin America. Canada Consumer’s products and services are similar to our USCIS offerings, while Europe and Latin America are made up of varying mixes of product lines that are in our USCIS, North America Commercial Solutions and North America Personal Solutions reportable segments.

The TALX segment consists of The Work Number® and Tax and Talent Management business units. The Work Number revenue is transaction-based and is derived primarily from employment, income and social security number verifications. Tax and Talent Management revenues are derived from our provision of certain human resources business process outsourcing services that include both transaction- and subscription-based product offerings. These services assist our customers with the administration of unemployment claims and employer-based tax credits and the assessment of new hires.

North America Personal Solutions revenue is both transaction- and subscription-based and is derived from the sale of credit monitoring, debt management and identity theft protection products, which we deliver to consumers electronically via the internet.

North America Commercial Solutions revenue is principally transaction-based, with the remainder project-based, and is derived from the sale of business information, credit scores and portfolio analytics that enable customers to utilize our reports to make financing, marketing and purchasing decisions related to businesses.

Geographic Information.   We currently operate in the following countries: Argentina, Brazil, Canada, Chile, Costa Rica, Ecuador, El Salvador, Honduras, Peru, Portugal, the Republic of Ireland, Spain, the U.K., Uruguay, and the U.S. Our operations in Costa Rica and the Republic of Ireland focus on data handling and customer support activities. We own an equity interest in a consumer credit information company in Russia. In March 2010, our Indian joint venture received a license to operate a nationwide credit information company in India.

Key Performance Indicators.   Management focuses on a variety of key indicators to monitor operating and financial performance. These performance indicators include measurements of operating revenue, change in operating revenue, operating income, operating margin, net income attributable to Equifax, diluted earnings per share, cash provided by operating activities and capital expenditures. The key performance indicators for the three months ended March 31, 2010 and 2009, were as follows:

	Key Performance Indicators
	Three Months Ended
	March 31,
	2010	2009
	(Dollars in millions, except per share data)
Operating revenue	$443.0	$426.5
Operating revenue change	4%	-10%
Operating income	$104.3	$96.9
Operating margin	23.5%	22.7%
Net income from continuing operations attributable to Equifax	$54.0	$50.8
Net income attributable to Equifax	$56.7	$54.4
Diluted earnings per share from continuing operations attributable to Equifax	$0.42	$0.40
Diluted earnings per share attributable to Equifax	$0.44	$0.43
Cash provided by operating activities	$37.7	$44.5
Capital expenditures	$50.0	$15.0

Business Environment and Company Strategy

Consumer and small business lending activity, which is one of the drivers of demand for our services, continues to be soft in many markets around the world, and we expect growth in consumer lending to lag the general economic recovery that is emerging in many of these markets.  In addition, new financial regulations are increasing the compliance requirements for our customers, introducing new challenges and opportunities in the marketing of our product and service offerings to financial institutions. Accordingly, we are further diversifying our revenues by pursuing and investing in key strategic initiatives including new product innovation, differentiated decisioning solutions and analytics leveraging our diverse data assets and technology, acquiring new data assets and technologies, and international expansion. We are also focused on managing our expenses through the use of LEAN, Work Out and other process improvement initiatives in order to maintain operating margins, earnings performance and cash flow.

For 2010, we anticipate increasing interest for our services from credit card issuers following the actions they have taken to comply with the new credit card regulations which became effective in February of this year and as they begin to engage in new lending activity. As a result, we expect to see revenue growth gradually improve in 2010. Given our outlook and current foreign exchange rates, we expect operating results to be stable at their current levels during the first half of the year, with some increase in performance during the second half.

RESULTS OF OPERATIONS—THREE MONTHS ENDED MARCH 31, 2010 AND 2009

Consolidated Financial Results

Operating Revenue

	Three Months Ended March 31,
			Change
Consolidated Operating Revenue	2010	2009	$	%
	(Dollars in millions)

U.S. Consumer Information Solutions	$173.1	$183.6	$(10.5)	-6%
International	116.2	100.8	15.4	15%
TALX	95.3	87.9	7.4	8%
North America Personal Solutions	39.7	38.4	1.3	3%
North America Commercial Solutions	18.7	15.8	2.9	18%
Consolidated operating revenue	$443.0	$426.5	$16.5	4%

Revenue increased, when compared to the first quarter of 2009, primarily due to the favorable effect of foreign exchange rates which increased revenue by $14.8 million, or 3%.  The revenue decline in our U.S. Consumer Information Solutions segment in the first quarter of 2010, when compared to the prior year, was offset by revenue increases in our four other segments.  For additional information about revenue fluctuations and operating income by segment, see “Segment Financial Results” below.

Operating Expenses

	Three Months Ended March 31,
			Change
Consolidated Operating Expenses	2010	2009	$	%
	(Dollars in millions)

Consolidated cost of services	$190.1	$177.1	$13.0	7%
Consolidated selling, general and
administrative expenses	109.5	117.7	(8.2)	-7%
Consolidated depreciation and amortization
expense	39.1	34.8	4.3	12%
Consolidated operating expenses	$338.7	$329.6	$9.1	3%

The increase in cost of services, when compared to the same period in 2009, was due to the impact of foreign currency translation, which increased our cost of services by $6.9 million during the first quarter of 2010, and our fourth quarter 2009 acquisitions of IXI Corporation and Rapid Reporting Verification Company which contributed $6.2 million of incremental cost year-over-year.  Overall cost of services increased at a faster rate than revenues because some of our highest margin credit reporting services have declined in this market environment, while we have replaced this revenue with our acquisitions and with services that have higher data and/or operating costs.

Selling, general and administrative expense decreased $8.2 million, compared to the same period in 2009.  This decrease was primarily due to a restructuring charge of $8.4 million incurred in the first quarter of 2009 related to headcount reductions.  Other increases in selling, general and administrative expenses of $3.5 million due to changes in foreign exchange rates and $4.4 million due to the inclusions of businesses which we acquired in the fourth quarter of 2009 were offset by the impact of our cost reduction programs implemented over the last year, lower bad debt expense and lower incentive costs.

Depreciation and amortization expense increased over the same period in 2009, primarily due to our fourth quarter 2009 acquisitions which contributed $2.7 million of incremental depreciation and amortization expense.

For additional information about the charges and fees related to our restructuring activity, see Note 8 of the Notes to the Consolidated Financial Statements in this Form 10-Q.

Operating Income and Operating Margin

	Three Months Ended March 31,
			Change
Consolidated Operating Income	2010	2009	$	%
	(Dollars in millions)

Consolidated operating revenue	$443.0	$426.5	$16.5	4%
Consolidated operating expenses	(338.7)	(329.6)	(9.1)	3%
Consolidated operating income	$104.3	$96.9	$7.4	8%

Consolidated operating margin	23.5%	22.7%		0.8	% pts

The $7.4 million, or 8%, increase in operating income for the first quarter of 2010, when compared to the same period in 2009, is attributed to the 4% increase in revenues and a net improvement in operating margin, driven by the $8.4 million restructuring charge in the first quarter of 2009 which did not recur this year, but was partially offset by a less favorable mix of products.

Other Expense, Net

	Three Months Ended March 31,
			Change
Consolidated Other Expense, Net	2010	2009	$	%
	(Dollars in millions)

Consolidated interest expense	$14.2	$14.3	$(0.1)	-1%
Consolidated other income, net	0.5	(2.5)	3.0	-119%
Consolidated other expense, net	$14.7	$11.8	$2.9	25%
Average cost of debt	4.9%	4.7%
Total consolidated debt, net, at quarter end	$1,147.8	$1,230.0	$(82.2)	-7%

The increase in other expense, net, as compared to 2009, was primarily due to the change in other income, net, as interest expense was flat.  Other income, net, for 2009 included a $1.1 million gain on our repurchase of $7.5 million principal amount of our ten-year senior notes due 2017 and a $1.3 million gain related to a litigation settlement.  Interest expense was flat, when compared to the same period in 2009, as our average debt balance decreased from $1.23 billion in 2009 to $1.17 billion in 2010 while the average cost of our total debt increased slightly from 4.7% in 2009 to 4.9% in 2010.

Income Taxes

	Three Months Ended March 31,
			Change
Consolidated Provision for Income Taxes	2010	2009	$	%
	(Dollars in millions)

Consolidated provision for income taxes	$33.7	$32.6	$1.1	3%
Effective income tax rate	37.6%	38.3%

Our effective income tax rate was 37.6% for the three months ended March 31, 2010, down from 38.3% for the same period in 2009, due primarily to a higher foreign tax rate for 2010 more than offset by an unfavorable discrete item recorded in the first quarter of 2009 related to the effect of a change in California state income taxes on our deferred tax liabilities.

Net Income

	Three Months Ended March 31,
			Change
Consolidated Net Income	2010	2009	$	%
	(In millions, except per share amounts)

Consolidated operating income	$104.3	$96.9	$7.4	8%
Consolidated other expense, net	(14.7)	(11.8)	(2.9)	25%
Consolidated provision for income taxes	(33.7)	(32.6)	(1.1)	3%
Consolidated income from continuing operations	55.9	52.5	3.4	6%
Discontinued operations, net of tax	2.7	3.6	(0.9)	-25%
Consolidated net income	58.6	56.1	2.5	4%
Net income attributable to noncontrolling interests	(1.9)	(1.7)	(0.2)	13%
Net income attributable to Equifax	$56.7	$54.4	$2.3	4%
Diluted earnings per common share
attributable to Equifax	$0.44	$0.43	$0.01	4%
Diluted earnings per common share from
continuing operations	$0.42	$0.40	$0.02	5%
Weighted-average shares used in computing
diluted earnings per share	128.1	127.4

The increase in net income attributable to Equifax for the first quarter of 2010, as compared to the same period in 2009, was primarily a function of higher operating income in three of our five businesses, a reduction in restructuring charges as we recorded $8.4 million during the first quarter of 2009 and a lower effective tax rate for 2010.

On April 23, 2010, we sold our Equifax Enabling Technologies LLC legal entity, consisting of our APPRO loan origination software (“APPRO”), for approximately $72 million.  On July 1, 2010, we sold substantially all the assets of our Direct Marketing Services division (“DMS”) for approximately $117 million.  The results of operations for these businesses for the three months ended March 31, 2010 and 2009 were classified as discontinued operations.

Segment Financial Results

USCIS

	Three Months Ended March 31,
			Change
U.S. Consumer Information Solutions	2010	2009	$	%
	(Dollars in millions)
Operating revenue:
Online Consumer Information Solutions (OCIS)	$119.7	$130.9	$(11.2)	-9%
Mortgage Solutions	23.2	25.4	(2.2)	-9%
Consumer Financial Marketing Services	30.2	27.3	2.9	10%
Total operating revenue	$173.1	$183.6	$(10.5)	-6%
% of consolidated revenue	39%	43%
Total operating income	$60.1	$69.7	$(9.6)	-14%
Operating margin	34.7%	37.9%		-3.2	% pts

The decrease in revenue and operating margin for the first quarter of 2010, as compared to the same period in 2009, was mainly due to continued weakness in the U.S. credit and lending environment and a significant reduction in mortgage application activity.  The decline in revenue was partially offset by increased revenue from our Consumer Financial Marketing Services business due to our acquisition of IXI Corporation in the fourth quarter of 2009.

OCIS

Revenue for the first quarter of 2010, as compared to the same period in the prior year, declined primarily due to a reduction of online credit decision transaction volume, including declines in reseller volume as mortgage refinancing activity has declined from 2009. The 15% decline in volume for the first quarter of 2010, over the same period in the prior year, was partially offset by a 1% increase in average revenue per transaction. This increase was attributable to a disproportionate decline in volume from large national accounts which are generally billed at a lower average price per transaction.

Mortgage Solutions

The three month decrease in revenue, over the prior year period, is due to the decline in volume for mortgage credit reporting and settlement services products resulting from a slowdown in mortgage application activity compared to a very strong period of activity during the first three months of 2009.

Consumer Financial Marketing Services

Revenue increased for the first quarter of 2010, as compared to the same period in 2009, primarily due to our acquisition of IXI Corporation, or IXI, during the fourth quarter of 2009.  IXI contributed approximately $6 million to revenue in the quarter, which partially offset declines in prescreen volumes and pricing which are down in what remains a competitive market.

USCIS Operating Margin

Operating margin decreased for the first quarter of 2010, as compared to the same period in 2009, mainly due to revenue declines described above in our OCIS and Mortgage Solutions businesses. Our operating expenses generally do not decline at the same rate as our revenue due to a high portion of costs that are fixed rather than variable in the short term. The overall decline in revenue was partially offset by lower operating expenses primarily due to reduced incentive costs and lower bad debt expense.

International

	Three Months Ended March 31,
			Change
International	2010	2009	$	%
	(Dollars in millions)
Operating revenue:
Europe	$33.9	$33.1	$0.8	2%
Latin America	55.1	45.9	9.2	20%
Canada Consumer	27.2	21.8	5.4	25%
Total operating revenue	$116.2	$100.8	$15.4	15%
% of consolidated revenue	26%	23%
Total operating income	$28.7	$28.9	$(0.2)	-1%
Operating margin	24.7%	28.7%		-4.0	% pts

Revenue increased, when compared to the same period in 2009, primarily due to the favorable impact of foreign currency translation. When compared to the prior year, local currency fluctuation against the U.S. dollar favorably impacted our International revenue by $13.8 million, or 13%. Revenue was up 2% in local currency from the first quarter of 2009.

Europe

The increase in revenue for the first quarter of 2010, as compared to the prior year period, was due to the favorable foreign currency impact of $2.5 million, or 7%. In local currency, revenue declined 5% when compared to the same period in 2009. The local currency decline was primarily due to decreased volume in the U.K. caused by weakness in the U.K. economy affecting customer demand.

Latin America

Revenue increased over the prior year period primarily due to favorable foreign currency impacts of $6.8 million, or 15%. In local currency, revenue increased 5% from the first quarter of 2009. Local currency revenue increased in most of our Latin American geographies, resulting from increased volume for our collection services and decisioning technology products, partially offset by a revenue decline in Chile due to lower volumes resulting from a slowdown in credit activity following the February 2010 earthquake.

Canada Consumer

The increase in revenue for the first quarter of 2010, as compared to the prior year period, was primarily due to favorable foreign currency impact of $4.5 million, or 21%. In local currency, revenue increased 4% when compared to the same period in 2009. The increase in local currency was due to increased volumes for our analytical and enabling technology products primarily due to growth in the customer base for a new fraud product.

International Operating Margin

Operating margin decreased for the first quarter of 2010, as compared to the same period in 2009, primarily due to the broad-based decline in online volume, our highest margin product, which has put downward pressure on operating margins.

TALX

	Three Months Ended March 31,
			Change
TALX	2010	2009	$	%
	(Dollars in millions)
Operating revenue:
The Work Number	$49.7	$40.6	$9.1	23%
Tax and Talent Management Services	45.6	47.3	(1.7)	-4%
Total operating revenue	$95.3	$87.9	$7.4	8%
% of consolidated revenue	22%	21%
Total operating income	$21.5	$18.8	$2.7	14%
Operating margin	22.6%	21.5%		1.1	% pts

 The Work Number

Revenue from The Work Number increased $9.1 million, or 23% over the prior year quarter, primarily as a result of our acquisition of Rapid Reporting Verification Company in the fourth quarter of 2009, which performed as expected, and mid-single digit growth in revenue from traditional employment-based verifications and complementary services despite a 35% decline in the Mortgage Bankers Application Index. Growth in verifications of consumer employment from government agencies and collections companies was partially offset by a decline in verifications from mortgage companies.

Tax and Talent Management Services

The decrease in revenue during the first quarter of 2010, as compared to the same period in 2009, resulted primarily from revenue declines in our Tax Management Services business driven primarily by decreases in unemployment compensation claims activity, partially offset by growth in our Talent Management Services business due to increased government hiring activity at the U.S. Transportation and Security Administration and other large government customers.

TALX Operating Margin

Operating margin increased for the first quarter of 2010, as compared to the prior year period, due to continued revenue growth, while operating expenses grew at a slower rate due to the leveraging of certain fixed operational and overhead costs and certain operating process efficiencies.

North America Personal Solutions

	Three Months Ended March 31,
			Change
North America Personal Solutions	2010	2009	$	%
	(Dollars in millions)

Total operating revenue	$39.7	$38.4	$1.3	3%
% of consolidated revenue	9%	9%
Total operating income	$10.0	$6.0	$4.0	68%
Operating margin	25.2%	15.5%		9.7	% pts

    Revenue increased $1.3 million, or 3% from the prior year, primarily due to increased direct to consumer, Equifax-branded subscription service revenue, which was up 13% from the prior year, driven by higher subscribers and higher average revenue per subscription.  The increase in subscription revenue was partially offset by lower transaction sales, as a result of lower levels of new consumer credit activity and lower corporate breach revenues.  The operating margin increase in the first quarter of 2010, as compared to the prior year period, was primarily due to the increase in revenue discussed above, as well as lower advertising expense in the first quarter of 2010.  Advertising expense may vary from quarter to quarter depending on market conditions and opportunities.

North America Commercial Solutions

	Three Months Ended March 31,
			Change
North America Commercial Solutions	2010	2009	$	%
	(Dollars in millions)

Total operating revenue	$18.7	$15.8	$2.9	18%
% of consolidated revenue	4%	4%
Total operating income	$4.4	$2.3	$2.1	93%
Operating margin	23.5%	14.4%		9.1	% pts

Revenue increased 18% for the first quarter of 2010, as compared to the same period in the prior year.  In local currency, revenue increased 12% from the first quarter of 2009. The local currency increase was primarily due to increases in U.S. risk and marketing service revenue and revenue from our data management products resulting from increases in project-based activity and mid-market customer gains.  The favorable impact of changes in the U.S.—Canadian foreign exchange rate impacted revenue by $1.0 million, or 6%. Online transaction volume for U.S. commercial credit information products for the first quarter of 2010 was flat when compared to the prior year period. Operating margin increased for the first quarter of 2010, as compared to the same period in 2009, primarily due to revenue growth previously discussed as operating expenses increased minimally in local currency.

General Corporate Expense

	Three Months Ended March 31,
			Change
General Corporate Expense	2010	2009	$	%
	(Dollars in millions)

General corporate expense	$20.4	$28.8	$(8.4)	-29%

Our general corporate expenses are costs that are incurred at the corporate level and include those expenses impacted by corporate direction, such as shared services, administrative, legal, restructuring and equity compensation costs. General corporate expenses decreased for the first quarter of 2010, as compared to the same period in 2009, primarily as a result of the $8.4 million restructuring charge recorded during the first quarter of 2009 related to headcount reductions.

LIQUIDITY AND FINANCIAL CONDITION

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. We continue to generate substantial cash from operating activities and remain in a strong financial position, with resources available for reinvestment in existing businesses, strategic acquisitions and managing our capital structure to meet short- and long-term objectives.

Sources and Uses of Cash

Funds generated by operating activities and our credit facilities continue to be our most significant sources of liquidity. We believe that funds generated from expected results of operations will be sufficient to finance our anticipated working capital and other cash requirements (such as capital expenditures, interest payments, potential pension funding contributions, dividend payments and stock repurchases, if any) for the foreseeable future. In the event that credit market conditions were to deteriorate, we would rely more heavily on borrowings as needed under the Senior Credit Facility described below. At March 31, 2010, $708.6 million was available to borrow under our Senior Credit Facility. Our Senior Credit Facility does not include a provision under which lenders could refuse to allow us to borrow under this facility in the event of a material adverse change in our financial condition, as long as we are in compliance with the covenants contained in the lending agreement.

The following table summarizes our cash flows for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31,		Change
			2010 vs. 2009
Net cash provided by (used in):	2010	2009	$	%
	(Dollars in millions)

Operating activities	$37.7	$44.5	$(6.8)	-15%
Investing activities	$(56.0)	$(14.0)	$(42.0)	nm
Financing activities	$(5.5)	$(27.7)	$22.2	nm

nm—not meaningful

Operating Activities

The decrease in operating cash flow was primarily driven by $5.0 million of additional pension contributions and other changes in net working capital during 2010.

Fund Transfer Limitations.   The ability of certain of our subsidiaries and associated companies to transfer funds to us is limited, in some cases, by certain restrictions imposed by foreign governments; these restrictions do not, individually or in the aggregate, materially limit our ability to service our indebtedness, meet our current obligations or pay dividends.

Investing Activities

Capital Expenditures

	Three Months Ended March 31,		Change
Net cash used in:	2010	2009	2010 vs. 2009
		(In millions)

Capital expenditures	$50.0	$15.0	$35.0

Our capital expenditures are used for developing, enhancing and deploying new and existing software in support of our expanding product set, replacing or adding facilities and equipment, updating systems for regulatory compliance, the licensing of software applications and investing in system reliability, security and disaster recovery enhancements. Capital expenditures in 2010 were higher than 2009 due to the purchase of our headquarters building in Atlanta, Georgia, during the first quarter of 2010 for cash consideration of $29.1 million, including fees.  For accounting purposes, we recorded the building as a fixed asset on our Consolidated Balance Sheet and the capital lease obligation to pay for it as a liability, beginning in the first quarter of 2009, when we gave notice of our intent to buy out the lease.

Acquisitions and Investments

	Three Months Ended March 31,		Change
Net cash provided by (used in):	2010	2009	2010 vs. 2009
		(In millions)

Acquisitions, net of cash acquired	$(6.0)	$-	$(6.0)
Dividend from unconsolidated affiliates	$-	$1.0	$(1.0)

During the first quarter of 2010, we paid a $6.0 million contingent earn-out associated with a 2008 acquisition included in our TALX segment.  The earn-out was measured on the completion of 2009 revenue targets and was accrued at December 31, 2009.

On April 23, 2010, we sold our Equifax Enabling Technologies LLC legal entity, consisting of our APPRO loan origination software (“APPRO”), for approximately $72 million.  On July 1, 2010, we sold substantially all the assets of our Direct Marketing Services division (“DMS”) for approximately $117 million.  Both of these businesses were previously reported in our U.S. Consumer Information Solutions segment.  The results of operations for these businesses for the three months ended March 31, 2010 and 2009 were classified as discontinued operations.  We expect to record a gain on the sale of APPRO in the second quarter of 2010 of approximately $12 million, after tax.

Financing Activities

Borrowings and Credit Facility Availability

	Three Months Ended March 31,		Change
Net cash provided by (used in):	2010	2009	2010 vs. 2009
		(In millions)

Net short-term borrowings	$2.7	$260.1	$(257.4)
Net repayments under long-term revolving credit facilities	$(4.6)	$(270.0)	$265.4
Proceeds from issuance of long-term debt	$1.4	$-	$1.4
Payments on long-term debt	$(3.1)	$(6.4)	$3.3

Credit Facility Availability

Our principal unsecured revolving credit facility with a group of banks, which we refer to as the Senior Credit Facility, permits us to borrow up to $850.0 million through July 2011. The Senior Credit Facility may be used for general corporate purposes. Availability of the Senior Credit Facility for borrowings is reduced by the outstanding face amount of any letters of credit issued under the facility and, pursuant to our existing Board of Directors authorization, by the outstanding principal amount of our commercial paper notes, or CP. We currently intend to renew the Senior Credit Facility on or prior to its maturity date. Given current credit markets conditions, we expect to face higher bank fees and increased borrowing spreads in connection with this renewal.

Our $850.0 million CP program has been established to allow for borrowing through the private placement of CP with maturities ranging from overnight to 397 days. We may use the proceeds of CP for general corporate purposes.

We have a 364-day revolving credit agreement with a Canadian bank (our Canadian Credit Facility) which permits us to borrow up to C$20.0 million (denominated in Canadian dollars).  The Canadian Credit Facility terminates in June 2010. Borrowings may be used for general corporate purposes.

At March 31, 2010, $137.7 million was outstanding in CP and no amounts were outstanding under our Senior Credit Facility or Canadian Credit Facility. The weighted-average interest rate on our CP, all with maturities less than 90 days, was 0.3% per annum.  At March 31, 2010, a total of $728.2 million was available under our Senior and Canadian Credit Facilities.

At March 31, 2010, approximately 65% of our debt was fixed-rate debt and 35% was effectively variable-rate debt. Our variable-rate debt, consisting of CP and our five-year senior notes due 2014 (against which we have executed interest rate swaps to convert interest expense from fixed rates to floating rates), generally bears interest based on a specified margin plus a base rate (LIBOR) or on CP rates for investment grade issuers. The interest rates reset periodically, depending on the terms of the respective financing arrangements. At March 31, 2010, interest rates on our variable-rate debt ranged from 0.3% to 2.1%.

Borrowing and Repayment Activity

Net short-term borrowings (repayments) primarily represent activity under our CP program, as well as activity under our Canadian Credit Facility. Net (repayments) borrowings under long-term revolving credit facilities relates to activity on our Senior Credit Facility. We primarily borrow under our CP program, when available.

The increase in net short-term (repayments) borrowings primarily reflects the net issuance of $2.7 million of CP notes since December 31, 2009. The increase in net repayments under long-term revolving credit facilities represents the repayment of borrowings outstanding at December 31, 2009, under our Senior Credit Facility as we increased our use of CP to fund our capital needs.

Debt Covenants.   A downgrade in our credit ratings would increase the cost of borrowings under our CP program and credit facilities, and could limit, or in the case of a significant downgrade, preclude our ability to issue CP. Our outstanding indentures and comparable instruments also contain customary covenants including, for example, limits on the incurrence of secured debt and sale/leaseback transactions. In addition, our Senior Credit Facility and Canadian Credit Facility each require us to maintain a maximum leverage ratio of not more than 3.5. Our leverage ratio was 2.02 at March 31, 2010. None of these covenants are considered restrictive to our operations and, as of March 31, 2010, we were in compliance with all of our debt covenants.

We do not have any credit rating triggers that would accelerate the maturity of a material amount of our outstanding debt; however, our 6.3% Senior Notes due 2017 and 7.0% Senior Notes due 2037 (together, the “Senior Notes”) contain change of control provisions. If we experience a change of control or publicly announce our intention to effect a change of control and the rating on the Senior Notes is lowered by each of Standard & Poor’s, or S&P, and Moody’s Investors Service, or Moody’s, below an investment grade rating within 60 days of such change of control or notice thereof, we will be required to offer to repurchase the Senior Notes at a price equal to 101% of the aggregate principal amount of the Senior Notes plus accrued and unpaid interest.

For additional information about our debt, including the terms of our financing arrangements, basis for variable interest rates and debt covenants, see Note 4 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K.

Equity Transactions

	Three Months Ended March 31,		Change
Net cash provided by (used in):	2010	2009	2010 vs. 2009
		(In millions)

Treasury stock repurchases	$(9.4)	$(9.1)	$(0.3)
Dividends paid to Equifax shareholders	$(5.0)	$(5.0)	$-
Dividends paid to noncontrolling interests	$(0.3)	$(0.4)	$0.1
Proceeds from exercise of stock options	$11.6	$3.4	$8.2
Excess tax benefits from stock-based compensation plans	$1.4	$0.2	$1.2

 Sources and uses of cash related to equity during the three months ended March 31, 2010 and 2009 were as follows:

•
Under share repurchase programs authorized by our Board of Directors, we purchased 0.3 million and 0.4 million common shares on the open market during the three months ended March 31, 2010 and 2009, respectively, for $9.4 million and $9.1 million, respectively, at an average price per common share of $31.43 and $22.87, respectively. At March 31, 2010, the Company had approximately $112.5 million remaining for stock repurchases under the existing Board authorization.

•	Our dividends per share were $0.04 per share for both periods presented. We paid cash dividends to Equifax shareholders of $5.0 million for both periods presented.

•	We received cash of $11.6 million and $3.4 million during the first three months of 2010 and 2009, respectively, from the exercise of stock options.

Contractual Obligations, Commercial Commitments and Other Contingencies

Our contractual obligations have not changed materially from those reported in our 2009 Form 10-K.  For additional information about certain obligations and contingencies, including those related to Computer Sciences Corporation, see Note 5 of the Notes to Consolidated Financial Statements in this Form 10-Q.

Off-Balance Sheet Arrangements

There have been no material changes with respect to our off-balance sheet arrangements from those presented in our 2009 Form 10-K.

Related Party Transactions

We engage in various transactions and arrangements with related parties. We believe the terms of the transactions and arrangements do not differ from those that would have been negotiated with an independent party. For additional information about our related parties and associated transactions, see Note 11 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K.

Benefit Plans

At December 31, 2009, our U.S. Retirement Income Plan, or USRIP, met or exceeded ERISA’s minimum funding requirements. In January 2010, we made a contribution of $20.0 million to the USRIP. In the future, we expect to make minimum funding contributions as required and may make discretionary contributions, depending on certain circumstances, including market conditions and our liquidity needs. We believe additional funding contributions, if any, would not prevent us from continuing to meet our liquidity needs, which are primarily funded from cash flows generated by operating activities, available cash and cash equivalents, and our committed credit facilities.

For our non-U.S., tax-qualified retirement plans, we fund an amount sufficient to meet minimum funding requirements but no more than allowed as a tax deduction pursuant to applicable tax regulations. For our non-qualified supplementary retirement plans, we fund the benefits as they are paid to retired participants, but accrue the associated expense and liabilities in accordance with GAAP.

For additional information about our benefit plans, see Note 9 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K.

Seasonality

We experience seasonality in certain of our revenue streams. Revenue generated from The Work Number business unit within the TALX operating segment is generally higher in the first quarter due primarily to the provision of Form W-2 preparation services which occur in the first quarter each year. Revenue from our OCIS and Mortgage Solutions business units tends to increase in periods of the year in which our customers have higher volumes of credit granting decisions, most commonly during the second and third quarters.

RECENT ACCOUNTING PRONOUNCEMENTS

For information about new accounting pronouncements and the potential impact on our Consolidated Financial Statements, see Note 1 of the Notes to Consolidated Financial Statements in this Form 10-Q and Note 1 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in our Consolidated Financial Statements and the Notes to Consolidated Financial Statements. We believe the most complex and sensitive judgments, because of their significance to the Consolidated Financial Statements, result primarily from the need to make estimates and assumptions about the effects of matters that are inherently uncertain. The “Application of Critical Accounting Policies and Estimates” section in the MD&A and Note 1 of the Notes to Consolidated Financial Statements in our 2009 Form 10-K describe the significant accounting estimates and policies used in the preparation of our Consolidated Financial Statements. Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information available at the time. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.